UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 22, 2009
Date of Report (Date of earliest event reported)

Congoleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	01-13612	02-0398678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Quakerbridge Road
P.O. Box 3127
Mercerville, NJ 08619-0127
(Address of principal executive offices and zip code)

609-584-3000
(Registrant’s telephone number, including area code)

    N/A
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On October 22, 2009, the Asbestos Claimants' Committee, the Bondholders’ Committee and Congoleum Corporation (“Congoleum”) jointly filed a revised plan of reorganization (the “Second Amended Joint Plan”) and disclosure statement with the United States District Court for the District of New Jersey (the “District Court”). The District Court has scheduled a hearing to consider the adequacy of the disclosure statement for the Second Amended Joint Plan for November 19, 2009.

The Second Amended Joint Plan, if approved by the District Court and accepted by the requisite creditor constituencies, would permit Congoleum to exit Chapter 11 free of liability for existing and future asbestos claims as provided in the Second Amended Joint Plan.  Under the proposed terms of the Second Amended Joint Plan, it is contemplated that a Plan Trust would be created that would assume the liability for Congoleum’s current and future asbestos claims.  The Plan Trust would receive the proceeds of various settlements Congoleum has reached with a number of insurance carriers and would be assigned Congoleum’s rights under its remaining insurance policies covering asbestos product liability.  The Plan Trust also would receive 50.1% of the newly issued common stock in reorganized Congoleum when the Second Amended Joint Plan takes effect.

Holders of Congoleum’s $100 million in 8.625% Senior Notes due in August 2008 would receive on a pro rata basis $33 million in new 9% senior secured notes (the “New Senior Notes”) maturing December 31, 2017.  The New Senior Notes would not accrue or earn interest for the first six months after the effective date of the Second Amended Joint Plan, after which they would accrue interest at the rate of 9% per annum payable semi-annually in cash.  During the period beginning with the interest payment due 12 months after the effective date of the Second Amended Joint Plan to and including the interest payment due 30 months after the effective date of the Second Amended Joint Plan, at Congoleum’s option, interest may be paid in kind by the issuance of additional New Senior Notes in the aggregate amount of the interest then due and payable on each such payment date, in which case the interest rate applicable during the period for which the payment applies would be 11%.

The indenture governing the New Senior Notes also will provide for the annual issuance of additional New Senior Notes ("Additional Notes"), with the amount of Additional Notes to be issued being determined as of the end of Congoleum’s fiscal year ending December 31, 2011, and on an annual basis at the end of each of the succeeding five years (each such date, a "Determination Date"), according to the following procedure.  As soon as practicable after each Determination Date, the average EBITDA for the two-year period ending on the Determination Date shall be calculated.  An assumed net debt capacity ("Net Debt Capacity") shall then be determined as of each such Determination Date by multiplying this two-year average annual EBITDA by four. Additional Notes shall be issuable to holders of New Senior Notes with respect to a Determination Date to the extent that the Net Debt Capacity as of such Determination Date, plus any cash amount on Congoleum's balance sheet as of such Determination Date, exceeds the sum of (i) the amount of the balance of Reorganized Congoleum's working capital loan (determined as the daily average of such loan for the year ending on such Determination Date); (ii) the $33 million of New Senior Notes to be issued on the effective date of the Second Amended Joint Plan; (iii) the amount of Additional Notes issued with respect to all prior Determination Dates; and (iv) the amount of other interest-bearing debt outstanding as of such Determination Date.  The calculation of the amount of Additional Notes to be issued shall take place within three months after each Determination Date, and the issuance of such Additional Notes shall be deemed to have occurred as of the first day of the fiscal year following the Determination Date.  The indenture governing the New Senior Notes will provide that in no event will the cumulative amount of Additional Notes issued under the procedures described in this paragraph exceed $37 million.

The New Senior Notes would be subordinated to the working capital facility providing Congoleum’s financing upon exiting reorganization.  In addition, holders of the $100 million in 8.625% Senior Notes due in August 2008 would receive 49.9% of the common stock in reorganized Congoleum.  Congoleum’s obligations for the $100 million in 8.625% Senior Notes due in August 2008, including accrued pre-petition interest (which amounted to $3.6 million) would be satisfied by the New Senior Notes and 49.9% of the common stock issued if the Second Amended Joint Plan takes effect.

Under the proposed terms of the Second Amended Joint Plan, existing Class A and Class B common shares of Congoleum would be cancelled if the Second Amended Joint Plan takes effect and holders of those shares would not receive anything on account of their cancelled shares. Congoleum expects existing management will continue post-reorganization.

Copies of the Second Amended Plan and the related proposed disclosure statement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.  The Second Amended Joint Plan and the related proposed disclosure statement, including all exhibits filed therewith, will be available on the investor relations section of Congoleum’s website at www.congoleum.com.

The above contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this Current Report on Form 8-K speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for Congoleum for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum (including the results of any relevant appeals), (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq and Afghanistan and from the tightening of credit availability, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2008 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

Item 9.01 Exhibits

Exhibit No.	Description
99.1
Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee and the Official Committee of Bondholders for Congoleum Corporation, et al., dated as of October 22, 2009.

99.2
Proposed Disclosure Statement with respect to the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee and the Official Committee of Bondholders for Congoleum Corporation, et al., dated as of October 22, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 28, 2009	Congoleum Corporation

		By:	/s/ Howard N. Feist III
Name: Howard N. Feist III
Title: Chief Financial Officer